Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Mr. Steve Wright, President & CEO, at (503) 419-3581

MICROFIELD GRAPHICS REPORTS FIRST QUARTER
2003 CONSOLIDATED FINANCIAL RESULTS AND COMPLETION OF EQUITY FINANCING

Portland, OR – March 8, 2003 — Microfield Graphics, Inc. (OTC Bulletin Board: MICG), a developer and marketer of broad-based, brand-oriented products and services, announced today that sales for the three months ended March 29th, 2003 totaled $56,000. The Company’s net loss for the quarter totaled $266,000 or $(0.03) per share (diluted) on 7,931,900 shares outstanding, as compared with a net loss in the first quarter 2002 of $31,000 or $(0.01) per share (diluted) on 4,596,066 shares outstanding. Gross margin for the quarter was 37 percent and general and administrative costs totaled $206,000 for the quarter.

Microfield also announced that it raised additional operating capital in the amount of $253,400 during April 2003 through the private placement of 974,616 shares of common stock that were issued in conjunction with 97,462 warrants. The warrants are exercisable at a purchase price of $.40 per share with a 3-year term. The shares issued in the private placement were not registered and are restricted from sale for at least one year pursuant to federal securities laws. R. Patrick Hanlin, Chairman and Steven M. Wright, President & CEO, both purchased additional shares in the transaction.

“The first quarter of 2003 was a significant quarter for Microfield as we continued to take critical steps in building a solid foundation for the future of our company. Some of these steps included securing an initial order from Walgreen’s stores for our No Tug Plug™ product, the repurchase and retirement of approximately 12% of our outstanding common stock from Steelcase, Inc. and the unveiling of our new Internet Observation™ Systems (“IOS”) brand digital video products at the ISC West industry trade show in late March, which generated an extremely positive response.” commented Steve Wright, President & CEO of Microfield. “We anticipate continued, aggressive development of the market for IOS products over the next several quarters,” he concluded.

About Microfield Graphics, Inc.

Formed in 1984, Microfield became an industry leader in the development and marketing of high performance computer graphics products. Since that time, the Company’s strategy has been to leverage its publicly-traded platform to acquire a portfolio of emerging companies with significant growth prospects and that have attained, or are on the threshold of attaining positive cash flow. In September, 2002 Microfield announced the acquisition of Innovative Safety Technologies. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.”

About Innovative Safety Technologies, Inc.

Innovative Safety Technologies, Inc. (“IST”) is an Oregon-based company founded in June 2001 to identify, develop and market broad-based, branded products and services with safety and security applications. The Company’s initial product launch was the No Tug Plug™ Electrical Outlet Cover, an innovative safety product that keeps electrical cords in place and protects children from electrical shock. IST recently launched its newest product, Internet Observation Systems (“IOS”), during the first quarter of 2003. The newly released IOS brand digital video recorders (“DVRs”) provide industry-leading technology at very competitive prices. The unique IOS brand DVR products provide operational and viewing functions that can be securely operated on a real-time basis either on-site or via the internet anytime and anywhere. For more information about the Company’s products visit our websites at www.notugplug.com and www.internetobservation.com.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements, including the statement regarding the mass market potential for Microfield’s products. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Tables Attached

MICROFIELD GRAPHICS, INC.

CONSOLIDATED BALANCE SHEETS

	March 29,	December 28,
	2003	2002

	(unaudited)
Current assets:
Cash and cash equivalents	$30,617	$90,981
Accounts receivable	32,501	193,933
Inventory	53,530	50,411
Other current assets	15,278	13,826

Total current assets	131,926	349,151
Property and equipment, net	132,907	133,856
Intangible assets, net	295,334	311,333
Goodwill	250,490	250,490

	$810,657	$1,044,830

Current liabilities:
Accounts payable	$196,050	$221,663
Accrued payroll and payroll taxes	21,321	8,711
Current portion-notes payable	115,773	9,000
Other current liabilities	38,409	30,746

Total current liabilities	371,553	270,120

Long term note payable	139,545	—

Shareholders’ equity:
Common stock, no par value, 25,000,000 shares authorized, 7,273,207 and 8,224,652 shares issued and outstanding, respectively	16,296,717	16,506,034
Accumulated deficit	(15,997,158)	(15,731,324)

Total shareholders’ equity	299,559	774,710

	$810,657	$1,044,830

MICROFIELD GRAPHICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended

	March 29,	March 30,
	2003	2002

Sales	$55,992	$—
Cost of goods sold	35,060	—

Gross profit	20,932	—
Operating expenses
Sales	67,211	—
Marketing	35,295	—
General and administrative	205,848	51,314

Loss from operations	(287,422)	(51,314)
Other income Interest income (expense), net	(1,161)	2,574
Other income, net	124	—

Loss before provision for Income taxes	(288,459)	(48,740)
Provision for income taxes	—	—

Loss from continuing operations	(288,459)	(48,740)
Discontinued operations:
Gain on discontinued SoftBoard operations	22,625	17,937
Net loss	$(265,834)	$(30,803)

Basic and diluted net loss per share from continuing operations	$(.04)	$(.01)

Basic and diluted net loss per share	$(.03)	$(.01)

Weighted average shares used in per share calculations per share calculations:
Basic and diluted	7,931,900	4,596,066

There is no difference between basic and diluted loss per share, and basic and diluted shares used in per share calculations because inclusion of common stock equivalents would be anti-dilutive.